Exhibit 99.1

The financial statements to follow represent the audited historical financial statements of Private Daré for the years ended December 31, 2016 and 2015. These financial statements have not been adjusted to give effect to the Daré Transaction which occurred on July 19, 2017. Please see “Pro Forma Financial Information, Exhibit 99.3” for the unaudited pro forma condensed combined financial information of the Company and Private Daré giving effect to the business combination completed in connection with the Daré Transaction for the year ended December 31, 2016.

DARÉ BIOSCIENCE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

DARÉ BIOSCIENCE, INC.

We have audited the accompanying balance sheets of Daré Bioscience, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, statements of changes in stockholders’ deficit, and cash flows for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Daré Bioscience, Inc. as of December 31, 2016 and 2015, and the results of its operations and cash flows for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations, and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.

San Diego, California March 31, 2017

Daré Bioscience, Inc.

Balance Sheets

December 31, 2016 and 2015

Assets	2016	2015
Current Assets
Cash	$44,614	$219,413
Prepaid expenses	—	250,000

Total current assets	44,614	469,413

Total assets	$44,614	$469,413

Liabilities and Stockholders’ deficit
Current Liabilities
Accounts payable	12,678	13,401
Convertible promissory notes	697,500	500,000
Interest payable	45,057	2,959

Total current liabilities	755,235	516,360

Total liabilities	755,235	516,360

Commitments and contingencies (Note 6)
Stockholders’ deficit (Note 3)
Common stock: $.001 par value, 10,000,000 shares authorized, 9,100,000 and 8,200,000 shares issued and outstanding at December 31, 2016 and 2015, respectively	$9,100	$8,200
Additional paid-in capital	8,114	1
Accumulated deficit	(727,835)	(55,148)

Total stockholders’ deficit	(710,621)	(46,947)

Total liabilities and stockholders’ deficit	$44,614	$469,413

See Notes to Financial Statements.

Daré Bioscience, Inc.

Statements of Operations

Year Ended December 31, 2016 and Period from May 28, 2015 (inception) through December 31, 2015

	2016	2015
Operating expenses:
General and Administrative expenses	$272,687	$55,148
License expenses	400,000	—

Total operating expenses	672,687	55,148

Operating Loss	(672,687)	(55,148)

Net Loss	$(672,687)	$(55,148)

See notes to Financial Statements.

Daré Bioscience, Inc.

Statements of Changes in Stockholders’ Deficit

Year ended December 31, 2016 and the period from May 28, 2015 (inception) through December 31, 2015

			Additional		Total
	Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	capital	deficit	equity (deficit)
Balance at May 28, 2015	—	—	—	—	—

Common stock purchases	8,000,000	$8,000	$—	$—	$8,000
Stock compensation expense	200,000	200	1	—	201
Net Loss	—	—	—	(55,148)	(55,148)

Balance at December 31, 2015	8,200,000	$8,200	$1	$(55,148)	$(46,947)

Stock-based compensation	900,000	900	8,113	—	9,013
Net Loss	—	—	—	(672,687)	(672,687)

Balance at December 31, 2016	9,100,000	$9,100	$8,114	$(727,835)	$(710,621)

See notes to Financial Statements.

Daré Bioscience, Inc.

Statements of Cash Flows

Year Ended December 31, 2016 and Period from May 28, 2015 (inception) through December 31, 2015

	2016	2015
Cash Flows From Operating Activities
Net loss	$(672,687)	$(55,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	9,013	201
Changes in operating assets and liabilities:
Prepaid expenses	250,000	(250,000)
Accounts payable	(723)	13,401
Interest payable	42,098	2,959

Net cash used in operating activities	(372,299)	(288,587)

Cash Flows From Investing Activities

Net cash used in investing activities	—	—

Cash Flows From Financing Activities
Proceeds from issuance of convertible promissory notes	197,500	500,000
Proceeds from issuance of stock	—	8,000

Net cash provided by financing activities	197,500	508,000

Net increase (decrease) in cash	(174,799)	219,413
Cash, beginning of period	219,413	—

Cash, end of period	$44,614	$219,413

See Notes to Financial Statements.

Daré Bioscience, Inc.

Notes to Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

Nature of business: Daré Bioscience, Inc. (the “Company”), a Delaware corporation headquartered in San Diego, California, was formed on May 28, 2015. The Company is a clinical-stage pharmaceutical company committed to the development and commercialization of innovative products for women’s reproductive health. The Company seeks product candidates that expand options, improve outcomes and are easy for women to use. The Company’s first product candidate is Ovaprene®, a non-hormonal contraceptive intravaginal ring intended to provide protection over multiple weeks of use, requiring no intervention at the time of intercourse.

Since inception in 2015, the Company has devoted significant resources to license and prepare for the development of Ovaprene. The Company anticipates that the majority of operating expenses will be related to the development of Ovaprene and to expand its portfolio of product candidates. Substantially all of the Company’s resources are currently dedicated to advancing the clinical development of Ovaprene. The Company will require additional capital to advance Ovaprene and to acquire or license the rights to other potential product candidates.

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company reported a net loss of $672,687 and $55,148 for the year ended December 31, 2016 and the period from May 28, 2015 (inception) through December 31, 2015, respectively. As a result of the Company’s history of losses and financial condition, there is substantial doubt about the Company’s ability to continue as a going concern. Management believes that cash provided by additional financing from new and existing shareholders will be required to enable the Company to achieve its objectives over the next twelve months. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of stock-based compensation. Actual results could differ from those estimates and could materially affect the reported amounts of assets, liabilities and future operating results.

Cash: The Company considers cash and all highly liquid debt instruments with an original maturity of three months or less to be cash. The Company maintains its cash accounts primarily in one financial institution. Accounts at this bank are insured by the Federal Deposit Insurance Corporation. The Company’s accounts at this institution do not exceed federally insured limits at December 31, 2016.

Stock-based compensation: The Company records compensation expense for all stock-based awards granted based on the fair value of the award at the time of grant. The Company uses the Black-Scholes Pricing Model to determine the fair value of each of the awards which considers factors such as expected term, volatility, risk free interest rate and dividend yield. Due to the limited history of the Company, the simplified method was utilized in order to determine the expected term of the awards. Additionally, the Company considered comparable companies in the industry which have available share price history to calculate the volatility. The Company compared US Treasury Bills in determining the risk-free interest rate appropriate given the expected term. Finally, the Company has not established nor do they plan to establish a dividend policy or declare any dividends in the foreseeable future and thus no dividend yield was determined necessary in the calculation of fair value.

Daré Bioscience, Inc.

Notes to Financial Statements

Income taxes: The Company accounts for income taxes using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) 740, Income taxes. Under this method deferred income taxes are provided to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments. At December 31, 2016, the Company did not record any liabilities for uncertain tax positions.

As the company has significant operating losses, the company does not expect to pay any income taxes for 2016 and as such no income tax provision has been made. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements. The tax years 2015 to 2016 remain open to examination by federal and state taxing authorities.

Fair Value of Financial Instruments: Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy is based on three levels of inputs which are used to measure fair value, of which the first two levels are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices) such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s instruments that are carried at fair value are cash equivalents, accounts payable and accrued interest. The carrying values of accounts payable and accrued interest approximate their fair value due to the short-term nature of these assets and liabilities.

Recent accounting pronouncements: On May 28, 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers, which impacts the way in which some entities recognize revenue for certain types of transactions. The new standard will become effective beginning in 2019 for private companies. The Company is currently assessing the potential impact of this accounting standard and the effect it might have on its revenue recognition policy upon adoption.

Daré Bioscience, Inc.

Notes to Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently assessing the potential impact of this accounting standard and the effect it might have on the financial statements.

Note 2. Convertible Promissory Notes

On December 4, 2015, the Company issued convertible promissory notes to certain investors, whereby the Company agreed to sell and the accredited investors agreed to purchase the convertible promissory notes in the aggregate principal amount of $500,000, the Initial Closing. The note purchase agreement provided for one or more additional closings through April 2, 2016 of sales of convertible promissory notes but limited total convertible promissory notes to $1.0 million in the aggregate. The notes mature on December 4, 2017, bear an annual interest rate of 8%, are secured by all the assets of the Company and convert upon the occurrence of a Qualified Equity Financing, defined as a transaction upon which the Company issues and sells shares of its Preferred Stock for aggregate gross proceeds of at least $10 million or at the option of the holder upon the occurrence of a Non-Qualified Equity Financing, defined as a transaction upon which the Company issues and sells shares of its Preferred Stock for aggregate gross proceeds of less than $10 million. The outstanding principal and unpaid and accrued interest convert at a conversion price based on the price paid for a share of preferred stock in the financing arrangement. The holders of the convertible promissory notes in the Initial Closing are entitled to convert the value of their notes plus unpaid and accrued interest into the Qualified and Non-Qualified Equity Financings at a 25% discount to the price paid by investors in the Qualified and Non-Qualified Equity Financings. In November of 2016, the Company amended the December 2015 note purchase agreement to allow for the issuance of additional notes. Following approval by existing noteholders of the amendment, the Company issued additional convertible promissory notes in the amount of $197,500, the Second Closing. The holders of the Second Closing of convertible promissory notes are entitled to convert the value of their notes plus unpaid and accrued interest into the Qualified and Non-Qualified Equity Financings at a 40% discount to the price paid by investors in the Qualified and Non-Qualified Equity Financings. Further, any holder of convertible promissory notes issued in the Initial Closing electing to purchase notes in the Second Closing in an amount greater than or equal to 50% of the value of notes purchased in the Initial Closing is entitled to a 40% conversion discount on all convertible notes held. In accordance with ASC 470-20, Debt – Debt with Conversion and Other Options, the Company will be required to recognize the value of the beneficial conversion feature into earnings upon the resolution of the contingency. As of December 31, 2016 and 2015, the outstanding principal balance of these secured convertible notes was $697,500 and $500,000, respectively, and the accrued and unpaid interest was $45,057 and $2,959, respectively.

Note 3. Stockholders’ Equity

Under the terms of the Company’s Certificate of Incorporation the company is authorized to issue one class of stock designated as common stock. The total number of common stock authorized is 10,000,000 shares with a par value of $0.001.

Daré Bioscience, Inc.

Notes to Financial Statements

Note 4. Stock-based Compensation

In December 1, 2015, the Company adopted the 2015 Employee, Director and Consultant Equity Incentive Plan, or 2015 Plan, under which the Company may grant incentive stock options, non-qualified stock options, stock grants and stock-based awards to individuals who are then employees, officers, non-employee directors or consultants of the Company. A total of 1,500,000 shares of common stock were initially reserved for issuance under the 2015 Plan, plus “returning shares” that may become available from time to time. “Returning shares” are shares that are subject to outstanding awards granted under the 2015 Plan that expire or terminate prior to exercise or settlement, are forfeited because of the failure to vest, or are repurchased. As of December 31, 2016, 350,000 options remain available for future grant under the 2015 Plan.

Stock Options

Options granted under the 2015 Plan have terms of ten years from the date of grant unless earlier terminated and generally vest over a three-year period. The exercise price of all options granted and for the year ended December 31, 2016 and during the period from May 28, 2015 through December 31, 2015 was equal to the market value of the Company’s common stock on the date of grant.

A summary of stock option activity and related information for the period from May 28, 2015 through December 31, 2015 and year ended December 31, 2016 is as follows:

	Number of Option Shares	Weighted Average Exercise Price
Outstanding at May 28, 2015	—	$—
Granted	50,000	0.001

Outstanding at December 31, 2015	50,000	0.001

Outstanding at December 31, 2016	50,000	0.001

Exercisable at December 31, 2016	16,666	0.001

Vested and expected to vest at December 31, 2016	50,000	$0.001

Options outstanding and exercisable at December 31, 2016 had a weighted average contractual life of 8.9 years. The intrinsic value of the vested and expected to vest at December 31, 2016 was $450. As of December 31, 2016, $26 represents unamortized stock-based compensation expense which will be amortized over the weighted average period of 2 years.

Restricted Stock

In December 2015, the Company issued restricted stock agreements totaling 200,000 shares of common stock, $0.001 par value per share. The restricted stock vested immediately and all shares are subject to repurchase at the option of the Company upon termination of the affiliation between the Company and the holder or a proposed transfer by the holder. The fair value of the restricted stock was determined to be $0.001 per share and was recorded as an expense within operating expenses as of the grant date.

Daré Bioscience, Inc.

Notes to Financial Statements

In November 2016, the Company issued restricted stock agreements totaling 900,000 shares of common stock, $0.001 par value per share. The restricted stock vested immediately and are subject to repurchase at the option of the Company upon termination of the affiliation between the Company and the holder or a proposed transfer by the holder. The fair value of the restricted stock was determined to be $0.01 per share and was recorded as an expense within operating expenses as of the grant date.

Note 5. Income Taxes

The Company will file a federal income tax return and certain state and local income tax returns. At December 31, 2016, the Company had available a federal net operating loss carry-forward of approximately $700,000 for income tax purposes, which will expire in fiscal year 2037. The Company evaluates whether a valuation allowance related to deferred tax assets is required each reporting period. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. The Company follows ASC 740, “Income Taxes,” where tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in tax returns that do not meet these recognition and measurement standards. At December 31, 2016, the Company recorded a full valuation allowance of $105,000 relating to the net operating loss.

Note 6. Commitments and Contingencies

Operating leases: The Company entered into an Affiliate Member Services Agreement on December 19, 2016 which provides facilities space as well as other services. The term of the agreement commences on January 1, 2017 and continues until either party provides 30 days’ notice of termination. The Company did not incur any rent expenses for the year ended December 31, 2016 or the period from May 28, 2015 through December 31, 2015.

Other legal contingencies: From time to time, the Company may be involved in various claims arising in the normal course of business. Management is not aware of any material claims, disputes or unsettled matters that would have a material adverse effect on the Company’s results of operations, liquidity or financial position that the Company has not adequately provided for in the accompanying financial statements.

Note 7. Subsequent Events

The Company has evaluated subsequent events through March 31, 2017, the date on which the financial statements were available to be issued.

On March 19, 2017 the Company agreed to final terms of an exclusive worldwide license for the Ovaprene technology with ADVA-Tec, Inc. The agreement provides that the license agreement will become effective upon securing an investment of $1.25 million in net cash privately or via the closing of the public transaction with Cerulean described below.

Daré Bioscience, Inc.

Notes to Financial Statements

On March 20, 2017, the Company and Cerulean Pharma Inc. (NASDAQ:CERU) announced that the two companies, together with the shareholders of the Company, have entered into a definitive stock purchase agreement under which the shareholders of the Company will become the majority owners of Cerulean. Upon closing, the Company will assume the excess cash remaining after Cerulean winds down its business which includes terminating existing agreements, contracts and leases, paying severance and bonuses due to executives and employees, and selling off the technology assets related to its business for cash. While the level of cash remaining cannot be predicted with certainty, the terms of the stock purchase agreement provide higher ownership interests to Cerulean shareholders if Cerulean has more cash at the closing. The stock purchase transaction and the sale of Cerulean assets must both be approved by Cerulean shareholders.